EXHIBIT 10.1

Director Compensation Arrangements

Non-employee directors receive a combination of cash and equity compensation for serving on the Board of Directors. Non-employee directors receive an annual retainer of $75,000, in quarterly installments. The Chairman of each Committee of the Board receives an additional annual fee of $20,000, in quarterly installments. There are no separate meeting fees.

Non-employee directors receive an annual grant of $100,000 of restricted stock following the announcement of year-end earnings. The restricted stock vests in three equal annual installments.

On account of director Ewald Kist serving in 2005 as Chairman of the Company’s Senior European Advisory Council, on April 25, 2006 the Board of Directors approved and ratified the payment of an additional Board service fee to Mr. Kist of 15,000 Euros.